Exhibit (e)(4)

THIRD AMENDMENT TO

RECON CAPITAL SERIES TRUST

DISTRIBUTION AGREEMENT

This Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of [____________], by and between Recon Capital Series Trust (the “Trust”) and Foreside Fund Services, LLC (“Foreside”) is hereby entered into as of [_________], 2016.

WHEREAS, the Trust and Foreside desire to amend Exhibit A of the Agreement to reflect the addition of the Recon Capital NASDAQ 100 Covered Call ETF, Recon Capital DAX Germany ETF and BullMark LatAm Select Leaders ETF; and

WHEREAS, Section 2 of the Agreement allows amendments to the Agreement to add or remove Funds;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

RECON CAPITAL SERIES TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/	By:	/s/
Name: _____________			[Mark Fairbanks], President
Title: ______________

APPENDIX A

EXHIBIT A

Recon Capital NASDAQ 100 Covered Call ETF

Recon Capital DAX Germany ETF

BullMark LatAm Select Leaders ETF; and